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                                                                EXHIBIT 10.30

                 ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING

     This Addendum is made to that certain Agreement for Wholesale Financing entered into by and between M&M Properties, Inc. ("Dealer") and ITT Commercial Finance Corp. ("ITT") on July 28, 1994, as amended ("Agreement").

     FOR VALUE RECEIVED, ITT and Dealer agree as follows:

     1. The following section is incorporated into the Agreement as Section 15 as if fully and originally set forth therein:

         "Dealer will at all times maintain:

         (a) a Tangible Net Worth and Subordinated Debt in the combined amount of not less than One Million Dollars ($1,000,000.00); and

         (b) a ratio of Debt to Tangible Net Worth and Subordinated Debt of not more than five to one (5.0:1).


         For purposes of this paragraph: (1) 'Tangible Net' Worth means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles (as that term is defined in the Uniform Commercial Code); accounts receivable and advances due from officers, directors, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete, the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as ITT may from time to time determine in ITT's sole discretion; (iii) 'Debt' means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; and (iv) 'Subordinated Debt' means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to ITT by an agreement in form and substance satisfactory to ITT. The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis."

     2. Section "1" of the Agreement is hereby deleted in its entirety and restated to provide as follows:

         "1. Inventory Credit Line. In the course of Dealer's business, Dealer acquires inventory which is manufactured or sold by Skyjack, Inc. and JLG, Inc. (separately and jointly 'Vendor') or any of its subsidiaries or affiliated companies, and/or which bears a trademark or trade name of Vendor or any of its subsidiaries of affiliated companies ('Inventory'). Subject to the terms of this Agreement, ITT, in its sole discretion, may extend credit to Dealer from time to time to purchase Inventory from Vendor. ITT may
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               combine all of ITT's advances to Dealer or on Dealer's behalf, whether under this Agreement or any other agreement, to make one debt owed by Dealer. ITT's decision to advance funds on any Inventory will not be binding until the funds are actually advanced. ITT may, at any time and without notice to Dealer, elect not to finance any Inventory if Vendor is in default of its obligations to ITT, or with respect to which ITT reasonably feels insecure."

     3. The following provision is incorporated into Section 7 of the Agreement as if fully set forth therein:

          "With respect to Inventory financed by ITT and held for rent and/or lease, Dealer will owe ITT and agree to pay ITT monthly the percentage of the principal balance owed on each item of such Inventory that is required under the terms of Dealer's financing program with ITT. However, if any Inventory financed by ITT and held for rent and/or lease: (A) is sold and Dealer does not receive payment for such item at the time of sale, Dealer will pay ITT the full amount of the principal balance owed to ITT on such item of Inventory within thirty
          (30) days immediately following the sale date of such item of Inventory or immediately upon Dealer's receipt of payment for such item of Inventory, whichever occurs first; or (B) is stolen, destroyed or otherwise disposed of, Dealer will immediately pay ITT the full amount of Dealer's outstanding indebtedness owed to ITT for such Inventory."

     4. The following provision is incorporated into Section 9 of the Agreement as if fully set forth therein:

          "(vi) Upon ITT's oral or written demand, Dealer will immediately deliver the original Rental Contracts to ITT, and ITT may collect in ITT's name all amounts owed to Dealer under the Rental Contracts."

     5. The following provision is incorporated into the Agreement as if fully set forth therein:

          "16.  Rental Contracts.  Dealer may rent the Inventory pursuant to the terms of Dealer's rental contracts ("Rental Contracts"). Such Inventory will thereafter be subject to the rates and terms of ITT's financing program in effect for goods which are rented, as reflected in the Statement of Transaction for such Inventory. All of Dealer's Rental Contracts, agreements, and rental transactions will be in a form satisfactory to ITT and will be in accordance with all applicable Federal, State and local laws. Dealer will indemnify ITT against any loss or damage which ITT suffers, whether direct or indirect, resulting in any way from the Rental Contracts, agreements, or rental transactions which fail to comply with such laws. All Rental Contracts will be transferable to ITT. Dealer will indemnify ITT against any claims by its customers regarding Dealer's obligations under the Rental Contracts. Dealer will immediately, upon ITT's request, deliver to ITT all Rental Contracts and all related documents. This assignment is a transfer for security only, and, until ITT has foreclosed its interest in the Rental Contracts, will not be deemed to delegate any of Dealer's duties under the Rental Contracts to ITT, nor is it intended to alter or impair
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          performance by either party to the Rental Contracts.  ITT may, from time to time, verify the accuracy of the Rental Contracts, and Dealer will immediately, upon ITT's request, provide ITT with the following information regarding Rental Contracts which are in effect on the date of such request: (a) the name, address and telephone number of each customer who has executed a Rental Contract; (b) the location of the Inventory; (c) the date of each Rental Contract; (d) the date when the Inventory is to be returned under each Rental Contract; and, (e) any other information which ITT may reasonably request. If the rental period under the Rental Contract is ninety (90) days or longer, Dealer will stamp the original of such Rental Contract with the following legend:

               'FOR VALUE RECEIVED, THIS AGREEMENT HAS BEEN ASSIGNED TO ITT COMMERCIAL FINANCE CORP. AND THERE ARE NO DEFENSES AGAINST THE ASSIGNEE.'

          Other than to ITT, Dealer will not assign, sell, pledge, convey or by any other means transfer any Rental Contracts or chattel paper, without ITT's prior written consent. Dealer will not enter into any Rental Contracts for Inventory pursuant to which: (i) the original term of the Rental Contract is greater than three hundred sixty (360) days; (ii) the original term of the Rental Contract is equal to or greater than the remaining economic life of Inventory; (iii) the customer is bound to renew the Rental Contract for the economic life of the Inventory or is bound to become the owner of the Inventory; or,
          (iv) the customer has an option to renew the Rental Contract for the remaining economic life of the Inventory, or to become the owner of the Inventory, for nominal consideration, or for consideration which is less than the unpaid balance owed to ITT for such Inventory. If any such Rental Contracts are issued, Dealer will take any action which ITT may reasonably require to perfect and/or protect ITT's security interest in such Rental Contracts and/or the Inventory subject thereto."

     Dealer waives notice of ITT's acceptance of this addendum.

     All other terms and provisions of the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

                                        M & M PROPERTIES, INC.

ATTEST:

 /s/ Carol Cummings                     By:  /s/ Ralph McCurry
----------------------------               ------------------------------
   (Assistant) Secretary                Title:  President
                                              ---------------------------
                                              JANUARY 3, 1995

                                        ITT COMMERCIAL FINANCE CORP.


                                        By: /s/ Michael J. Marcelino
                                           ------------------------------
                                        Title:  Branch Manager
                                              ---------------------------
                                              JANUARY 6, 1995


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